Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Names Jan Madsen as New Chief Financial Officer

OMAHA, NE, January 5, 2015 – West Corporation (Nasdaq:WSTC), a leading provider of technology-driven communication services, today announced the appointment of Jan Madsen as its new Chief Financial Officer and Treasurer. Ms. Madsen will replace Paul Mendlik, who had previously announced his plans to retire. Mr. Mendlik will remain the Company’s CFO through the filing of the Company’s 2014 Form 10-K and has agreed to a two-year consulting agreement post retirement to help ensure a smooth transition.

As West’s CFO, Ms. Madsen will be responsible for leading the Company’s global accounting, finance and treasury functions. Ms. Madsen has nearly 30 years of professional experience in accounting and finance. She comes to West from Creighton University, where she had overall financial responsibility for the University. Ms. Madsen previously served as the chief financial officer for the $2 billion Financial Services Division of First Data Corporation. In her 14-year career at First Data, Ms. Madsen also managed many other operational and finance departments, including treasury and settlement operations, corporate financial planning and analysis and six sigma. Ms. Madsen graduated from the University of Nebraska-Lincoln with a major in Accounting and is a Certified Public Accountant. She is actively involved in the Omaha community, currently serving on the Board of Big Brothers Big Sisters of the Midlands.

“I would like to thank Paul for his contribution to West over the past 12 years. Paul helped oversee the Company during a period of significant growth and change and leaves behind a highly profitable company with a strong financial foundation,” said Tom Barker, chairman and chief executive officer of West Corporation. “I am excited to welcome Jan to West following an extensive search effort. Jan is a highly talented financial executive with deep experience both for a publicly traded company and in the not-for-profit sector. We look forward to Jan’s leadership as we manage the Company through the next phase of its growth.”

About West Corporation

West Corporation (Nasdaq:WSTC) is a leading provider of technology-driven communication services. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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